Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

Fourth QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

Board of Directors Declared Total Dividends of $0.66 per Share for First Quarter 2023

Base Dividend Increased to $0.41 Per Share, Reflecting Improved Earnings Power of Fidus' Portfolio

EVANSTON, Ill., March 2, 2023 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter 2022 Financial Highlights

•
Total investment income of $27.5 million
•
Net investment income of $12.5 million, or $0.51 per share
•
Adjusted net investment income of $12.6 million, or $0.51 per share(1)
•
Invested $65.9 million in debt and equity securities, including four new portfolio companies
•
Received proceeds from repayments and realizations of $65.7 million
•
Paid total dividends of $0.61 per share: regular quarterly dividend of $0.36, supplemental dividends of $0.15, and special dividend of $0.10 per share on December 16, 2022
•
Net asset value (“NAV”) of $480.3 million, or $19.43 per share, as of December 31, 2022

Full Year 2022 Financial Highlights

•
Total investment income of $94.1 million
•
Net investment income of $46.5 million, or $1.90 per share
•
Adjusted net investment income of $46.1 million, or $1.88 per share(1)
•
Invested $333.8 million in debt and equity securities, including 19 new portfolio companies
•
Received proceeds from repayments and realizations of $194.0 million
•
Paid total dividends of $2.00 per share: regular quarterly dividends totaling $1.44, supplemental dividends of $0.46, and special dividends of $0.10 per share
•
Announced a deemed distribution of $1.65 per share to shareholders of record as of December 31, 2022
•
Estimated spillover income (or taxable income in excess of distributions) as of December 31, 2022 of $40.0 million, or $1.62 per share

Management Commentary

“During 2022 we continued to redeploy proceeds from equity monetizations into income producing assets, growing our debt portfolio 38% and building our total portfolio on a fair value basis to a record $860.3 million. With the enhanced earnings power of our portfolio, we are positioned to increase adjusted NII well in excess of our now higher base dividend. In addition, our portfolio remains healthy and well-structured to generate risk-adjusted returns and preserve capital over the long term,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation.

(1)
Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment adviser provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Fourth Quarter 2022 Financial Results

The following table provides a summary of our operating results for the three months ended December 31, 2022, as compared to the same period in 2021 (dollars in thousands, except per share data):

	Three Months Ended December 31,
	2022	2021	$ Change	% Change
Interest income	$24,379	$18,290	$6,089	33.3%
Payment-in-kind interest income	336	962	(626)	(65.1%)
Dividend income	204	1,258	(1,054)	(83.8%)
Fee income	2,033	3,590	(1,557)	(43.4%)
Interest on idle funds	522	1	521	52100.0%
Total investment income	$27,474	$24,101	$3,373	14.0%

Net investment income	$12,484	$2,448	$10,036	410.0%
Net investment income per share	$0.51	$0.10	$0.41	410.0%

Adjusted net investment income (1)	$12,645	$12,006	$639	5.3%
Adjusted net investment income per share (1)	$0.51	$0.49	$0.02	4.1%

Net increase (decrease) in net assets resulting from operations	$4,723	$50,238	$(45,515)	(90.6%)
Net increase (decrease) in net assets resulting from operations per share	$0.19	$2.06	$(1.87)	(90.8%)

The $3.4 million increase in total investment income for the three months ended December 31, 2022, as compared to the same period in 2021 was primarily attributable to (i) a $5.5 million increase in total interest income (which includes payment -in-kind interest income) resulting from an increase in average debt investment balances outstanding and an increase in weighted average yield on debt investment balances outstanding, (ii) a $1.1 million decrease in dividend income due to decreased levels of distributions received from equity investments, and (iii) a $1.6 million decrease in fee income resulting from a decrease in origination and amendment fees, partially offset by an increase in prepayment fees.

For the three months ended December 31, 2022, total expenses, including the base management fee waivers and income tax provision, were $15.0 million, a decrease of $6.7 million, or (30.8%) from the $21.7 million of total expenses, including the base management fee waiver and income tax provision, for the three months ended December 31, 2021. The decrease was primarily attributable to (i) a $0.2 million increase in interest and financing expenses, (ii) a $0.6 million net increase in base management fee, including the base management fee waiver, due to higher average total assets, (iii) a $0.4 million net increase in the income incentive fee and a $9.4 million decrease in capital gains incentive fee accrued, (iv) a $0.5 million increase in professional fees, and (v) a $0.9 million increase in excise tax provision.

Net investment income increased by $10.1 million, or 410.0%, to $12.5 million during the three months ended December 31, 2022 as compared to the same period in 2021, as a result of the $6.7 million decrease in total expenses, including base management fee waiver and income tax provision and the $3.4 million increase in total investment income. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, was $0.51 per share compared to $0.49 per share in the prior year.

For the three months ended December 31, 2022, the total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains and income tax (provision) from deemed distribution of long term capital gains, was $(9.9) million, as compared to total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains and income tax (provision) from deemed distribution of long term capital gains, of $39.9 million for the same period in 2021.

Full Year 2022 Financial Results

The following table provides a summary of our operating results for the year ended December 31, 2022 as compared to the same period in 2021 (dollars in thousands, except per share data):

	Years Ended December 31,
	2022	2021	$ Change	% Change
Interest income	$82,344	$73,078	$9,266	12.7%
Payment-in-kind interest income	1,663	4,294	(2,631)	(61.3%)
Dividend income	1,614	2,635	(1,021)	(38.7%)
Fee income	7,982	10,431	(2,449)	(23.5%)
Interest on idle funds	534	8	526	6575%
Total investment income	$94,137	$90,446	$3,691	4.1%

Net investment income	$46,549	$25,120	$21,429	85.3%
Net investment income per share	$1.90	$1.03	$0.87	84.5%

Adjusted net investment income (1)	$46,117	$43,316	$2,801	6.5%
Adjusted net investment income per share (1)	$1.88	$1.77	$0.11	6.2%

Net increase in net assets resulting from operations	$35,822	$116,104	$(80,282)	(69.1%)
Net increase in net assets resulting from operations per share	$1.46	$4.75	$(3.29)	(69.3%)

The $3.7 million increase in total investment income for the year ended December 31, 2022 as compared to the same period in 2021 was primarily attributable to (i) a $6.6 million increase in total interest income resulting from an increase in average debt investment balances outstanding and a higher weighted average yield on debt investment balances outstanding, partially offset by repayments of payment-in-kind debt investments and an increase in payment-in-kind investments on non-accrual, (ii) a $1.0 million decrease in dividend income due to decreased levels of distributions received from equity investments, and (iii) a $2.4 million decrease in fee income resulting from a decrease in origination, management and prepayment fee income.

For the year ended December 31, 2022, total expenses, including the base management and incentive fee waivers and income tax provision, were $47.6 million, a decrease of $17.7 million or (27.2%), from the $65.3 million of total expenses, including income tax provision, for the year ended December 31, 2021. The decrease was primarily attributable to (i) a $0.5 million decrease in interest and financing expenses, (ii) a $1.7 million net increase in base management fee, including the base management fee waiver due to higher average total assets, (iii) a $2.0 million decrease in income incentive fees and a $18.6 million decrease in capital gains incentive fees, (iv) a $0.6 million increase in professional fees, and (v) a $0.9 million increase in excise tax provision.

Net investment income increased by $21.4 million, or 85.3%, to $46.5 million during the year ended December 31, 2022 as compared to the same period in 2021, as a result of the $17.7 million decrease in total expenses, including the base management fee waiver and income tax provision and the $3.7 million increase in total investment income. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, increased by $2.8 million, or 6.5%, to $46.1 million.

For the year ended December 31, 2022, the total net realized gain on investments, net of income tax provision on realized gains and income tax provision from deemed distribution of long term capital gains, was $55.2 million, as compared to total net realized gain on investments, net of income tax provision on realized gains and income tax provision from deemed distribution of long term capital gains, of $53.8 million for the same period in 2021.

Portfolio and Investment Activities

As of December 31, 2022, the fair value of our investment portfolio totaled $860.3 million and consisted of 76 active portfolio companies and two portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 103.8% of the related cost basis as of December 31, 2022. As of December 31, 2022, the debt investments of 43 portfolio companies bore interest at a variable rate, which represented $522.9 million, or 70.6%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of December 31, 2022, our average active portfolio company investment at amortized cost was $10.9 million, which excludes investments in the two portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 13.8% as of December 31, 2022. The weighted average yield was computed using the effective interest rates for debt investments at cost as of December 31, 2022, including the accretion of original issue discounts and loan origination fees, but excluding investments on non-accrual status and investments recorded as a secured borrowing, if any.

Fourth quarter 2022 investment activity included the following new portfolio company investments:

•
Education Incites, LLC (dba Acceleration Academies), a leading provider of alternative education academies focused on high school dropout recovery throughout the United States. Fidus invested $6.0 million in second lien debt.
•
APM Intermediate Holdings, LLC (dba Artistic Paver Manufacturing, Inc.), a manufacturer of premium pavers for residential and commercial outdoor living applications. Fidus invested $15.0 million in first lien debt and $1.2 million common equity.
•
Tiger Calcium Services Inc., a leading Canadian provider of calcium chloride solutions. Fidus invested $12.5 million in second lien debt.
•
R1 Holdings, LLC (dba RoadOne IntermodaLogistics), a provider of intermodal logistics solutions, including port and rail container drayage, dedicated solutions, transloading and warehousing. Fidus invested $5.5 million in first lien debt, $1.3 million in subordinated debt, and $0.3 million in common equity and made additional commitments up to $2.5 million in first lien debt, $0.4 million in incremental subordinated debt, and $0.1 million in common equity

Liquidity and Capital Resources

As of December 31, 2022, we had $62.4 million in cash and cash equivalents and $100.0 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). As of December 31, 2022, we have received net proceeds of $5.8 million from the equity at-the-market program (the “ATM Program”). As of December 31, 2022, we had SBA debentures outstanding of $153.0 million, $125.0 million outstanding of our 4.75% notes due January 2026 (the “January 2026 Notes”) and $125.0 million outstanding of our 3.50% notes due November 2026 (the “November 2026 Notes” and collectively with the January 2026 Notes the “Notes”). As of December 31, 2022, the weighted average interest rate on total debt outstanding was 4.0%.

Subsequent Events

On February 23, 2023, we invested $11.0 million in first lien debt and common equity of USG AS Holdings, LLC, a leading provider of water asset management services for small and medium public water utilities in North America.

On February 27, 2023, we issued an additional $4.0 million in SBA debentures, which will bear interest at a fixed interim interest rate of 5.344% until the pooling date in March 2023.

On February 28, 2023, we invested $10.4 million in first lien debt, subordinated debt, and common equity of CTM Group, Inc., a leading provider of turn-key entertainment solutions across tourist attractions, leisure venues, and high traffic retail sites.

For the period from January 1, 2023, to February 28, 2023, we sold a total of 114,904 shares of our common stock under the ATM Program for gross proceeds of approximately $2.4 million and net proceeds of approximately $2.4 million, after deducting commissions to the sales agents on shares sold and offering expenses.

On March 1, 2023, we invested $18.8 million in first lien debt and common equity of QED Technologies International, Inc., a leading provider of precision optics finishing and inspection equipment, products, and services for the semiconductor, military, space, R&D, imaging, and other industries.

First Quarter 2023 Dividends Totaling $0.66 Per Share Declared

On February 15, 2023, our board of directors declared a base dividend of $0.41 per share, a supplemental dividend of $0.15 per share, and a special dividend of $0.10 per share for the first quarter. The dividends will be payable on March 29, 2023, to stockholders of record as of March 22, 2023.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under GAAP due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2023 taxable income, as well as the tax attributes for 2023 dividends, will be made after the close of the 2023 tax year. The final tax attributes for 2023 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Fourth Quarter 2022 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, March 3, 2023. To participate in the conference call, please dial (646) 307-1963 approximately 10 minutes prior to the call. International callers should dial (800) 715-9871. Please reference conference ID #6949662.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain, including, but not limited to, statements about the future performance and financial condition of the Company, the prospects of our existing and prospective portfolio companies, the financial condition and ability of our existing and prospective portfolio companies to achieve their objectives, and the timing, form and amount of any distributions or supplemental dividends in the future. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, such as changes in the financial and lending markets, the impact of the general economy (including an economic downturn or recession), and the impact of interest rate volatility, including the decommissioning of LIBOR and rising interest rates and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors related to changes in the markets in which the Company invests, changes in the financial, capital, and lending markets, and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	December 31,	December 31,
	2022	2021
ASSETS
Investments, at fair value:
Control investments (cost: $17,915 and $6,833, respectively)	$—	$2,151
Affiliate investments (cost: $55,804 and $55,519, respectively)	101,590	137,284
Non-control/non-affiliate investments (cost: $754,974 and $559,434, respectively)	758,739	579,689
Total investments, at fair value (cost: $828,693 and $621,786, respectively)	860,329	719,124
Cash and cash equivalents	62,350	169,417
Interest receivable	11,826	8,231
Prepaid expenses and other assets	1,455	413
Total assets	$935,960	$897,185
LIABILITIES
SBA debentures, net of deferred financing costs	$148,476	$103,978
Notes, net of deferred financing costs	246,128	245,016
Borrowings under Credit Facility, net of deferred financing costs	(1,380)	(595)
Secured borrowings	16,880	17,637
Accrued interest and fees payable	4,747	4,668
Base management fee payable, net of base management fee waiver – due to affiliate	3,769	3,135
Income incentive fee payable – due to affiliate	3,035	2,622
Capital gains incentive fee payable – due to affiliate	22,659	29,227
Administration fee payable and other, net – due to affiliate	576	668
Taxes payable	9,937	2,410
Accounts payable and other liabilities	790	655
Total liabilities	$455,617	$409,421
Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,727,788 and 24,437,400 shares
issued and outstanding at December 31, 2022 and December 31, 2021, respectively)	$25	$24
Additional paid-in capital	395,672	361,807
Total distributable earnings	84,646	125,933
Total net assets	480,343	487,764
Total liabilities and net assets	$935,960	$897,185
Net asset value per common share	$19.43	$19.96

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2022	2021	2022	2021
Investment Income:
Interest income
Control investments	$—	$1,240	$—	$3,735
Affiliate investments	1,031	599	3,464	2,695
Non-control/non-affiliate investments	23,348	16,451	78,880	66,648
Total interest income	24,379	18,290	82,344	73,078
Payment-in-kind interest income
Control investments	—	456	—	2,117
Affiliate investments	—	87	30	368
Non-control/non-affiliate investments	336	419	1,633	1,809
Total payment-in-kind interest income	336	962	1,663	4,294
Dividend income
Control investments	—	—	—	568
Affiliate investments	—	1,062	725	1,172
Non-control/non-affiliate investments	204	196	889	895
Total dividend income	204	1,258	1,614	2,635
Fee income
Control investments	—	1,472	—	1,872
Affiliate investments	5	15	457	385
Non-control/non-affiliate investments	2,028	2,103	7,525	8,174
Total fee income	2,033	3,590	7,982	10,431
Interest on idle funds	522	1	534	8
Total investment income	27,474	24,101	94,137	90,446
Expenses:
Interest and financing expenses	4,928	4,746	18,665	19,164
Base management fee	3,844	3,213	14,568	12,874
Incentive fee - income	3,035	2,622	8,318	10,266
Incentive fee (reversal) - capital gains	161	9,558	(432)	18,196
Administrative service expenses	490	438	1,902	1,719
Professional fees	917	415	2,463	1,899
Other general and administrative expenses	275	262	994	875
Total expenses before base management fee waiver	13,650	21,254	46,478	64,993
Base management fee waiver	(74)	(78)	(302)	(176)
Total expenses, net of base management fee waiver	13,576	21,176	46,176	64,817
Net investment income before income taxes	13,898	2,925	47,961	25,629
Income tax provision (benefit)	1,414	477	1,412	509
Net investment income	12,484	2,448	46,549	25,120
Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	(294)	20,554	48	20,521
Affiliate investments	(7)	94	39,833	124
Non-control/non-affiliate investments	716	21,488	25,754	35,163
Total net realized gain (loss) on investments	415	42,136	65,635	55,808
Income tax (provision) benefit from realized gains on investments	(1,720)	(2,200)	(1,841)	(2,057)
Income tax (provision) from deemed distribution of long term capital gains	(8,568)	—	(8,568)	—
Net change in unrealized appreciation (depreciation):
Control investments	(10,852)	4,923	(13,233)	34
Affiliate investments	6,034	7,733	(35,979)	32,207
Non-control/non-affiliate investments	6,930	(3,179)	(16,490)	9,255
Total net change in unrealized appreciation (depreciation) on investments	2,112	9,477	(65,702)	41,496
Net gain (loss) on investments, including income tax (provision) benefit	(7,761)	49,413	(10,476)	95,247
Realized losses on extinguishment of debt	—	(1,623)	(251)	(4,263)
Net increase (decrease) in net assets resulting from operations	$4,723	$50,238	$35,822	$116,104
Per common share data:
Net investment income per share-basic and diluted	$0.51	$0.10	$1.90	$1.03
Net increase in net assets resulting from operations per share — basic and diluted	$0.19	$2.06	$1.46	$4.75
Dividends declared per share	$0.18	$0.41	$2.00	$1.60
Weighted average number of shares outstanding — basic and diluted	24,559,486	24,437,400	24,468,172	24,437,400

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and twelve months ended December 31, 2022 and 2021.

	($ in thousands)		($ in thousands)
	Three Months Ended		Years Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2022	2021	2022	2021
Net investment income	$12,484	$2,448	$46,549	$25,120
Capital gains incentive fee expense (reversal)	161	9,558	(432)	18,196
Adjusted net investment income (1)	$12,645	$12,006	$46,117	$43,316

	(Per share)		(Per share)
	Three Months Ended		Years Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2022	2021	2022	2021
Net investment income	$0.51	$0.10	$1.90	$1.03
Capital gains incentive fee expense (reversal)	-	0.39	(0.02)	0.74
Adjusted net investment income (1)	$0.51	$0.49	$1.88	$1.77

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@lhai.com